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                                  EXHIBIT 7.1
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          Churchill Environmental & Industrial Equity Partners, L.P.


                    Specialty Transportation Services, Inc.
                   $7.0 million Senior Subordinated Facility
                ______________________________________________

                      Asche Transportation Services, Inc.
                       $2.25 million Inter-company Loan
  __________________________________________________________________________

                        Summary of Terms and Conditions

This Summary of Terms and Conditions does not constitute a binding commitment or contract, and the Investor's investment in Specialty Transportation Services, Inc. ("STS") is contingent upon, among other things, execution of definitive
       ---
agreements.


Senior Subordinated Facility
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Borrower:           STS

Purpose: The investment will provide much-needed liquidity via a better-suited capital structure to be utilized by the board and management in execution of current turn-around efforts and pursuit of future growth opportunities.

Facility:           $7.0 million Senior Subordinated Facility, non-callable and convertible at any time subsequent to funding

Investor:           Churchill Environmental & Industrial Equity Partners, L.P.
                    ("Churchill")
                      ---------

Drawdown:           $7.0 million to be invested at closing and used to pay down the Mellon Bank revolver. Mellon will permit drawdowns on the revolver up to $7.0 million without restriction, and the funds will be used to meet the cash requirements of STS, as established in a 90-day projected cash flow budget prepared by STS which is satisfactory to Churchill.

Closing:            As soon as practical

Maturity:           Five-Year Note

Interest Rate:      Floating at Mellon Prime Rate; Borrower will have PIK option
                    (subject to the limitation on equity ownership by Churchill described below); customary default rate

Conversion Ratio:   $7.0 million principal amount is convertible into 70% of STS common stock on a fully diluted basis. Unpaid PIK interest is convertible into additional common stock at the same ratio as the principal conversion. The total ownership of STS common stock on a fully diluted basis, from the conversion of the principal amount and unpaid PIK interest, is not to exceed 80%, except as provided below.

                    If STS does not achieve 2000 EBITDA of at least $7.3
                    million, Churchill's maximum equity participation will be increased according to the
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                    following formula: the $7.0 million principal amount will be convertible into an additional 1% of the total ownership of STS common stock on a fully diluted basis for every $260,000 by which 2000 EBITDA is less than $7,300,000, to a maximum
                    5% additional total ownership. For example, if 2000 EBITDA is $7,040,000, the $7.0 million principal amount will be convertible into 71% of the total ownership of STS common stock on a fully diluted basis; if 2000 EBITDA is $6,520,000, the principal amount will be convertible into 73% of the total ownership of STS common stock on a fully diluted basis; and if 2000 EBITDA is $6,390,000, the principal amount will be convertible into 73.5% of the total ownership of STS common stock on a fully diluted basis. The 80% limit on Churchill's total direct ownership of STS common stock described in the immediately preceding paragraph will be revised upward, to a maximum of 85%, to accommodate the application of the formula contained in this paragraph in the event 2000 EBITDA of STS is less than $7.3 million.

Inter-company
Loan: $2.25 million inter-company loan to be allowed to be made by STS to its parent, Asche Transportation Services, Inc. ("ATS"), to be used in part to pay all transaction expenses.
                      ---
                    Up to an additional $600,000 will be used to repay the inter-company amount due from STS to another ATS subsidiary. (See terms and conditions below)

Security:           Second priority security interest behind existing bank
                    creditors in all collateral (including real estate and leasehold interests)

Fees: ATS shall pay a 3% closing fee, in addition to Churchill's legal and other professional fees incurred in connection with the financing.

Covenants and
Default Provisions: Affirmative and Negative Covenants similar to existing bank group loan documents and cross defaulted with existing STS bank group loan document default provisions, customary default and remedy provisions

Conditions:         Subject to:

                         . Execution of satisfactory Inter-creditor agreement
                         . Satisfactory fairness opinion
                         . Satisfactory opinion of counsel
                         . No material adverse change
                         . Obtain all material consents
                         . Satisfactory documentation of inter-company loan
                         . Negotiate satisfactory forbearance, standstill and
                            waivers with STS and ATS bank group
                         . Acceleration of the adjustment to Churchill's common
                            stock position in ATS under the 1999 investment documents
                         . STS trade creditors exposure of $750,000 to be termed
                            out over 9-12 months, or settled for some discount
                         . Preparation of a three-year business plan for STS
                            (including financial projections) which is acceptable to Churchill

                    STS Banks to agree to restructure existing exposure of $34.7 million (consisting of $18.0 million revolver, $14.1 million term loan and $2.6 million over-advance) as follows:

                         New revolver     $18.0 million
                         New term loan    $16.7 million
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                    Amortization schedule for new term loan:

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
                  Year 1  $1.5 million  (quarterly payments of $375,000 commencing 9/30/00)
                 ----------------------------------------------------------------------------
                  Year 2  $2.0 million  (quarterly payments of $500,000)
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                  Year 3  $2.0 million  (quarterly payments of $500,000)
                 ----------------------------------------------------------------------------
                  Year 4  $2.0 million  (quarterly payments of $500,000)
                 ----------------------------------------------------------------------------
                  Year 5  $2.0 million  (quarterly payments of $500,000)
                 ----------------------------------------------------------------------------
                  Year 6  $2.0 million  (quarterly payments of $500,000)
                 ----------------------------------------------------------------------------
                  Year 7  $5.2 million  balloon
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

                    No change to interest rate

Priority:           Senior Subordinated Facility shall be contractually
                    subordinated to STS bank group, provided that Churchill will have priority to extent full $7.0 million is not drawn on revolver

ATS Warrants:       Churchill to receive 5-year warrants to acquire common stock of ATS for an exercise price of $0.01 per share whereby
                    Churchill increases its ownership, on a fully diluted basis, to 55% of ATS (including the acceleration of the equity
                    adjustment feature). Conversion feature assumes 55% interest meets the criteria contained in Parent's articles/bylaws
                    concerning controlling interest.
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Inter-company Loan
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Beneficiary:        Asche Transportation Services, Inc. ("ATS" or "Parent")
                                                          ---      ------

Purpose: The inter-company loan will ease the immediate cash crisis of the Parent and its subsidiaries and provide the platform whereby management, at the direction of the board, may work toward completion of the pending audit, initiate combining the business units of Asche Transfer, Inc. ("ATI") and AG
                                                                 ---
                    Carriers, Inc. ("AGC") in pursuit of turn-around efforts and
                                     ---
                    evaluation of future strategies.

Form:               Inter-company loan

Source of Funds:    Churchill via loan to Specialty Transportation Services,
                    Inc. (STS)

Drawdown:           $ 2.25 million to be deposited with the American National
                    Bank on behalf of ATS, with up to an additional $600,000 being paid to ATI on account of inter-company amounts due to ATI by STS. The total value of the loan is $2.25 million.
                    Draw down to be based on the cash requirements of ATI, ATS and AGC, as established in 90 day projected cash flow budget prepared by ATS, ATI and AGC, which is satisfactory to Churchill.

Maturity:           Three Year Note, with the proviso of the earlier of three
                    years or expiration of the ATI loan facility

Interest Rate:      Equal to the Applicable Federal Rate in effect from time to time

Closing:            As soon as practical

Security:           Second priority security interest in ATI and AGC assets
                    behind existing bank creditors in all collateral (including real estate and leasehold interests)

Fees: ATS shall pay Churchill's legal and other professional fees in connection with the financing.

Default Provisions: Cross defaulted with existing bank loan document default provisions

Conditions:         Subject to:

                         . Execution of satisfactory Inter-creditor agreement
                         . Satisfactory fairness opinion
                         . Satisfactory opinion of counsel
                         . ATS, ATI and AGC trade credit exposure of $750,000 to
                             be termed out over 9-12 months, or settled for some discount
                         . Preparation of a three-year business plan for ATS,
                             ATI and AGC (including financial projections) which is acceptable to Churchill

Priority:           Inter-company loan shall be contractually subordinate to the
                    ATI bank creditor.